Cash Flow

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIOD ENDED AS OF MARCH 31, 2007 AND 2006
Figures in Thousands of Constant Ch$ as of March 31, 2007

	2007	2006

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	60,570,622	49,466,121

Net income (Gain)	1,053,131	753,284

Result in sales of assets	0	39,801

Gain on sales of investments	0	39,801

Charges (credits) to income not affecting cash flows:	62,076,155	62,334,655

Depreciation	50,279,779	51,234,206
Intangibles amortization	1,350,350	1,050,570
Write-off and provisions	5,503,608	8,335,921
Equity earnings from related companies (less)	-288,013	-471,400
Equity losses from related companies	24,380	37,970
Amotization of goodwill	361,054	1,142,281
Price-level restatement (net)	4,596,719	669,082
Gain (loss) on foreign currency transactions	-163,580	-232,710
Other credits not affecting cash flows	-199,537	-57,115
Other charges not affecting cash flows	611,395	625,850

Decrease (increase) in current assets:	2,697,167	-9,323,263

(Increase) Decrease in trade receivables	4,901,702	-11,551,185
(Increase) Decrease in inventories	-85,665	-1,227,290
(Increase) Decrease in other current assets	-2,118,870	3,455,212

Increase (decrease) in current liabilities:	-5,173,278	-4,272,060

Increase (decrease) in due to related companies,
related with operating activities	6,787,464	-3,007,453
Increase (decrease) in accrued interest payable	1,146,476	228,730
Increase (decrease) in income tax payable, net	0	85,835
Increase (decrease) in other accounts payable
related with non operating result	-9,919,495	-1,151,219
Increase (decrease) in value-added tax, net, and other	-3,187,723	-427,953

Income ( loss) of minority interest	-86,759	-66,296

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIOD ENDED AS OF MARCH 31, 2007 AND 2006
Figures in Thousands of Constant Ch$ as of March 31, 2007

	2007	2006

NET CASH PROVIDED BY FINANCING ACTIVITIES	0	-39,467,284

Liabilities with the public	0	66,505,517
Other financing disbursements	0	1
Repayment of liabilities with the public (less)	0	-105,972,802
Repayment of loans to related companies (less)	0	1
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-23,609,158	-19,422,136

Sale of fixed assets	0	61,934
Additions to fixed assets (less)	1,969,493	0
Sale of permanent investments	-25,578,651	-19,484,070
Sale of other investments	1,969,493	0
Collection of loans from related companies	1,969,493	0
Additions to fixed assets (less)	-25,578,651	-19,484,070

NET CASH FLOW FOR THE PERIOD	36,957,258	-9,423,300

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-73,758	288,418

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,883,500	-9,134,882

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	41,429,751	97,456,576

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	78,313,251	88,321,694

Última actualización 25/04/07
Por Telefónica Chile